UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

June 17, 2013

Date of Report (Date of earliest event reported)

HESKA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-22427	77-0192527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3760 Rocky Mountain Avenue

Loveland, Colorado 80538

(Address of principal executive offices) (Zip code)

(970) 493-7272

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-K on Form 8-K/A (this “Amendment”) amends the Current Report on Form 8-K of Heska Corporation (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) on June 21, 2013 (the “Original Filing”). This Amendment is being filed to include additional detail in the body of the Original Filing regarding the terms of the Agreement (as defined below) entered into by the Company on June 17, 2013, and to file with the Commission a lesser redacted version of Exhibit 10 to the Original Filing , all in response to a comment that the Company received from the staff of the Commission in connection with the Company’s request for confidential treatment of portions of Exhibit 10.

Except as described above, the Company has not modified or updated other items or disclosures presented in the Original Filing. This Amendment does not reflect events occurring after the date of the Original Filing or modify or update those disclosures that may be affected by subsequent events.

Item 1.01 Entry into a Material Definitive Agreement.

On June 17, 2013, Diamond Animal Health, Inc. (“Diamond”), a wholly-owned subsidiary of the Company, entered into an Asset Purchase and License Agreement (the “Agreement”) with Elanco Animal Health, a division of Eli Lilly and Company (“Elanco”), pursuant to which, among other things, Diamond (i) sold certain non-core intellectual property and physical assets used in the production of both bovine and feline vaccines (the “Assets”) to Elanco, (ii) licensed back from Elanco the right to use certain of the intellectual property sold to Elanco to manufacture products for Elanco and certain third parties, and (iii) upon the occurrence of certain events, agreed to negotiate in good faith a supply and distribution relationship pursuant to which Diamond will act as supplier and Elanco will act as distributor with respect to certain products to be sold in the U.S. (collectively, the “Elanco Transaction”). The aggregate cash consideration paid by Elanco upon the closing of the Elanco Transaction was approximately $5 million. The Agreement contains customary representations and warranties of the parties.

Following consummation of the Elanco Transaction, Diamond retained possession of certain Assets on behalf of Elanco for use by Diamond in the production of products for Elanco and certain third parties, subject to terms and conditions specified in the Agreement. Under certain conditions, Elanco has the right to have the Assets retained by Diamond transferred to Elanco. Additionally, Elanco has the right at any time during the Agreement to require Diamond to manufacture and provide to Elanco certain additional assets that are derived from the Assets. It is the intention of the parties to maintain or increase the current levels of bovine and feline production at Diamond’s wholly-owned manufacturing facility in Des Moines, Iowa (the “Manufacturing Facility”) during the term of the Agreement.

The Agreement provides that Elanco will give notice to Diamond if Elanco develops any new product that incorporates any of the Assets. Under certain conditions, the parties agree to enter into exclusive, good faith negotiations for 60 days to have such new product manufactured by Diamond on behalf of Elanco, pursuant to terms and conditions acceptable to both parties. In addition, prior to the expiration of the Agreement, Diamond has the right to license certain portions of the Assets from Elanco for research and development purposes.

The term of the Agreement is ten years. The Agreement will automatically renew for two-year periods, unless two-year advance notice of termination is provided by either party. On or after the fifth anniversary of the effective date of the Agreement, Elanco may terminate the Agreement after providing three-year advanced notice and paying an early termination fee. Diamond may terminate the Agreement if a supply and distribution agreement is not consummated prior to a specific date or in the event that Elanco fails to make any payments required under the Agreement. Either party may terminate the agreement in the case of a breach of the Agreement or violation of law by the other party or in the case of bankruptcy, insolvency, dissolution or winding up of the other party. Prior to the expiration of the term, under certain circumstances, Elanco may also terminate certain licenses to Diamond relating to specified segments. In the event of termination or expiration of the Agreement, Diamond (i) is granted a license to use and sub-license certain intellectual property purchase by Elanco, and (ii) will have an option to acquire certain physical assets purchased by Elanco for a period of 90 days following such termination or expiration.

The Agreement grants Elanco (i) the right, at Elanco’s election at any time during the term of the Agreement, to enter into exclusive, good faith negotiations with Diamond for the purchase of the Manufacturing Faciltiy for a period of 60 days, and (ii) a right of first refusal if Diamond receives an offer from a third party to acquire the Manufacturing Facility.

The Agreement also provides for the formation of a Steering Committee comprised of two members appointed by each party to meet at least annually with the goal of fostering a collaborative relationship between the parties. In addition, the Steering Committee is granted authority to administer the implementation of certain provisions of the Agreement.

A copy of the Agreement has been filed with this Current Report, with certain portions omitted pursuant to a request for confidential treatment. The foregoing description of the terms of the Agreement and the Elanco Transaction is not complete and is qualified in its entirety by reference to full and complete terms of the Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10*	Asset Purchase and License Agreement, dated June 17, 2013, by and between Diamond Animal Health, Inc., a wholly-owned subsidiary of Heska Corporation, and Elanco Animal Health, a division of Eli Lilly and Company

*	Confidential portions of this agreement have been redacted pursuant to a confidential treatment request filed separately with the SEC.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION a Delaware corporation

Dated: August 29, 2013	By:	/s/ Jason A. Napolitano
Jason A. Napolitano Executive Vice President, Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Description

10*	Asset Purchase and License Agreement, dated June 17, 2013, by and between Diamond Animal Health, Inc., a wholly-owned subsidiary of Heska Corporation, and Elanco Animal Health, a division of Eli Lilly and Company

*	Confidential portions of this agreement have been redacted pursuant to a confidential treatment request filed separately with the SEC.